Exhibit 5.01
OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
June 17, 2009
TD AMERITRADE Holding Corporation
6940 Columbia Gateway Drive
Columbia, Maryland 21046
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on June 17, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 2,430,778 shares of your Common Stock, par value $0.01 per share (the “Shares”), (i) 1,998,417 shares of which are to be issued pursuant to options and restricted stock units under the thinkorswim Group Inc. Second Amended and Restated 2001 Stock Option Plan; (ii) 284,233 shares of which are to be issued pursuant to restricted stock under the thinkorswim Group Inc. Amended and Restated 2004 Restricted Stock Plan; (iii) 5,890 shares of which are to be issued pursuant to options under the Telescan, Inc. Amended and Restated 1995 Stock Option Plan; and (iv) 142,238 shares of which are to be issued pursuant to options under the Telescan, Inc. 2000 Stock Option Plan (collectively, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
/s/ WILSON SONSINI GOODRICH & ROSATI